FOURTH AMENDMENT
TO THE
 AVON PRODUCTS, INC. COMPENSATION PLAN
FOR NON-EMPLOYEE DIRECTORS

The Avon Products, Inc. Compensation Plan for Non-Employee Directors (the “Plan”) is hereby amended effective January 25, 2006, as follows:

1.	Section 2.1 of the Plan is revised in its entirety to read as follows:

“2.1 Annual Retainer. Effective as of January 1, 2006, each non- employee director shall be entitled to receive an annual retainer consisting of (a) $50,000 in cash and (b) Restricted Stock having a value as of the date of grant of approximately $100,000. The cash portion shall be payable in quarterly installments of $12,500 each.”

2.	Section 2.2 of the Plan is revised in its entirety to read as follows:

“2.2 Annual Restricted Stock Award. Effective as of January 1, 2006, as part of the Annual Retainer compensation, each non-employee director will receive an award of shares of Restricted Stock immediately following each Annual Meeting of Shareholders. The number of shares so granted each year will be determined by dividing the sum of $100,000 by the closing price of a share of the Company’s Common Stock on the New York Stock Exchange averaged over 10 consecutive trading days, ending with the trading day immediately preceding the Annual Meeting. All grants of Restricted Stock shall be subject to the terms and conditions set forth in Article IV below.”

3.	Section 3.1 of the Plan is revised to add the following new sentence at the end of the section to read as follows:

“Effective as of January 1, 2006, there will be no additional annual grants of stock options.”

4.	Section 4.1 of the Plan is revised in its entirety to read as follows:

“4.1 Annual Retainer Grants of Restricted Stock. At the close of business on the date of each Annual Meeting of Shareholders, each non- employee director who then continues as a director (whether or not re- elected at any such meeting) shall be granted shares of Restricted Stock. The number of shares of Restricted Stock to be granted will have a Fair Market Value of $100,000 on the date of grant. The Fair Market Value per share shall be deemed to be the closing price of a share of Company Common Stock as reported on the New York Stock Exchange averaged over the ten trading days next preceding the grant date. A fractional share resulting from such calculation will be rounded to the nearest whole share.”

Except as hereby amended, the Plan shall continue in full force and effect.

      IN WITNESS WHEREOF, the Company has caused this Fourth Amendment of the plan to be executed as of this 25th day of January, 2006.

AVON PRODUCTS, INC.

By:	/s/ Andrea Jung

Andrea Jung
Chief Executive Officer

ATTEST:

/s/ Kim K. Azzarelli

Secretary